Exhibit 99.1

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES EARNINGS FOR THE FIRST QUARTER ENDED DECEMBER 31, 2021

NEW YORK, NY, February 11, 2022 – ALJ Regional Holdings, Inc. (NASDAQ: ALJJ) (“ALJ”) announced results today for its first quarter ended December 31, 2021.

ALJ is a holding company, whose wholly owned subsidiaries during the first quarter included Faneuil, Inc. (“Faneuil”), and Phoenix Color Corp. (“Phoenix”).  Faneuil is a leading provider of call center services, back-office operations, staffing services, and toll collection services to governmental and commercial clients across the United States. Phoenix is a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

ALJ completed the sale of Floors-N-More, LLC, d/b/a Carpets N’ More (“Carpets”) in February 2021. As such, Carpets’ results of operations are excluded from continuing operations presented below and are presented as discontinued operations.

Investment Highlights – Three Months Ended December 31, 2021

Consolidated Results for ALJ

•

ALJ recognized consolidated net revenue of $103.1 million for the three months ended December 31, 2021, a decrease of $8.1 million, or 7.2%, compared to $111.1 million for the three months ended December 31, 2020.  The decrease was driven by decreased revenue at Faneuil driven by completion of customer contracts and a net decline in existing customer volumes offset by increases at Phoenix.  ALJ recognized consolidated net revenue of $111.7 million for the three months ended September 30, 2021.

•

ALJ recognized a loss from continuing operations of $9.4 million and loss per share from continuing operations of ($0.22) (diluted) for the three months ended December 31, 2021, compared to a net loss from continuing operations of $1.9 million and loss per share from continuing operations of ($0.04) (diluted) for the three months ended December 31, 2020, respectively. The increase in the net loss is due to the decreased revenue at Faneuil offset slightly by increases at Phoenix. ALJ recognized net income from continuing operations of $1.1 million and income per share from continuing operations of $0.03 (diluted) for the three months ended September 30, 2021.

•

ALJ recognized adjusted EBITDA from continuing operations of $1.9 million for the three months ended December 31, 2021, a decrease of $4.6 million, or 71.0%, compared to $6.4 million for the three months ended December 31, 2020. The decrease was driven by lower volumes at Faneuil due to completion of customer contracts and a net decline in existing customers at Faneuil offset slightly by increases at Phoenix. ALJ recognized adjusted EBITDA from continuing operations of $10.6 million for the three months ended September 30, 2021.

Jess Ravich, Chief Executive Officer of ALJ, said, “Faneuil results were impacted by the runoff of profitable state unemployment contracts versus prior year and constraints in the labor market.  In December 2021, we announced the sale of contracts in Faneuil’s transportation and health benefit exchange verticals for $140 million, subject to certain adjustments.  We anticipate recognizing a significant gain on sale from this transaction and expect closing to occur during the fiscal second quarter of 2022.  Phoenix results for the quarter were above prior year as trade and education book components performed well.  On February 4, 2022, we announced the sale of Phoenix for approximately $135 million, subject to certain adjustments and expect the transaction to close in the fiscal third quarter of 2022.  We anticipate recognizing a significant gain on sale from this transaction and expect to use all of our remaining federal net operating loss carryforwards.”

	Three Months Ended December 31,
Amounts in thousands, except per share amounts	2021	2020	$ Change
Net revenue	$103,082	$111,137	$(8,055)
Costs and expenses:
Cost of revenue	89,164	93,159	(3,995)
Selling, general, and administrative expense	20,183	17,055	3,128
Loss (gain) on disposal of assets, net	26	(67)	93
Total operating expenses	109,373	110,147	(774)
Operating (loss) income	(6,291)	990	(7,281)
Other (expense) income:
Interest expense, net	(2,705)	(2,582)	(123)
Total other expense, net	(2,705)	(2,582)	(123)
Loss from continuing operations before income taxes	(8,996)	(1,592)	(7,404)
Provision for income taxes	(396)	(292)	(104)
Net loss from continuing operations	(9,392)	(1,884)	(7,508)
Net loss from discontinued operations, net of income taxes	—	(203)	203
Net loss	$(9,392)	$(2,087)	$(7,305)
Loss per share of common stock–basic and diluted:
Continuing operations	$(0.22)	$(0.04)
Discontinued operations	$—	$—
Net loss per share (1)	$(0.22)	$(0.05)
Weighted average shares of common stock outstanding– basic and diluted	42,407	42,318

(1) Amounts may not add due to rounding.

Results for Faneuil

Anna Van Buren, CEO of Faneuil stated, “Both revenue and EBITDA were down in the first quarter compared to last year due to the ramp down of unemployment contracts, higher than anticipated employee medical claims and increased labor market pressures during our open enrollment season.  During the quarter Faneuil also had increased expenses related to a large new client implementation.”

Faneuil recognized net revenue of $74.8 million for the three months ended December 31, 2021 compared to $86.0 million for the three months ended December 31, 2020.  Net revenue decreased $11.2 million, or 13.0%, mainly attributable to a $10.6 million reduction driven by completion of customer contracts and a $0.6 million net decrease in existing volumes. Faneuil recognized net revenue of $82.1 million for the three months ended September 30, 2021.

Faneuil segment adjusted EBITDA loss was $1.8 million for the three months ended December 31, 2021 compared to segmented adjusted EBITDA of $3.6 million for the three months ended December 31, 2020.  Segment adjusted EBITDA decreased $5.5 million, or 149.9%, driven by the wind-down of certain contracts, increased medical insurance claims under Faneuil’s self-insurance medical plan, and the usage of more costly subcontract labor to supplement the call center workforce. Faneuil recognized segment adjusted EBITDA of $7.0 million from the three months ended September 30, 2021.

Faneuil estimates its net revenue for the three months ending March 31, 2022 to be in the range of $68.0 million to $73.0 million, compared to $84.4 million for the three months ended March 31, 2021.

Faneuil contract backlog expected to be realized within the next twelve months as of December 31, 2021 was $206.2 million, compared to $241.2 million as of December 31, 2020 and $196.4 million as of September 30, 2021.  Faneuil’s total contract backlog as of December 31, 2021 was $459.4 million as compared to $673.7 million as of December 31, 2020 and $450.8 million as of September 30, 2021.  The decrease in total Faneuil backlog from December 31, 2021 compared to December 31, 2020 was primarily the result of negotiating an early termination of a large unprofitable contract, and services provided in the normal course of business for long-term contracts outstanding on December 31, 2020.    A recent large long-

term transportation award is not yet reflected in the December 31, 2021 backlog as the contract was not signed at December 31, 2021.

Results for Phoenix

Marc Reisch, CEO of Phoenix, stated, “The $3.1 million, or 12.5% increase in our fiscal first quarter revenues, versus prior year, was due to higher component sales primarily related to education. The increase of $1.1 million, or 26.5% of segment adjusted EBITDA for the quarter, versus prior year, was due to the higher component revenues."

Phoenix recognized net revenue of $28.3 million for the three months ended December 31, 2021 compared to $25.2 million for the three months ended December 31, 2020. Net revenue increased $3.1 million, or 12.5% primarily attributable to higher sales of book components. Phoenix recognized net revenue of $29.6 million for the three months ended September 30, 2021.

Phoenix recognized segment adjusted EBITDA of $5.1 million for the three months ended December 31, 2021 compared to $4.0 million for the three months ended December 31, 2020. Segment adjusted EBITDA increased by $1.1 million, or 26.5%, driven by higher sales volumes from book components.  Phoenix recognized segment adjusted EBITDA of $5.6 million for the three months ended September 30, 2021.

Phoenix estimates its net revenue for the three months ending March 31, 2022 to be in the range of $28.0 million to $30.0 million, compared to $30.2 million for the three months ended March 31, 2021.

Phoenix contract backlog expected to be realized within the next twelve months as of December 31, 2021 was $72.7 million, compared to $69.8 million as of December 31, 2020 and $69.8 million as of September 30, 2021.  Phoenix’s total contract backlog as of December 31, 2021 was $259.5 million as compared to $315.4 million as of December 31, 2020 and $274.7 million as of September 30, 2021. The decrease in Phoenix backlog on December 31, 2021 compared to December 31, 2020 was primarily driven by product delivery in the normal course of business.

Non-GAAP Financial Measures

In our earnings releases, prepared remarks, conference calls, presentations, and webcasts, we may present certain adjusted financial measures that are not calculated according to generally accepted accounting principles in the United States (“GAAP”). These non-GAAP financial measures are designed to complement the GAAP financial information presented in this release because management believes they present information regarding ALJ that is useful to investors. The non-GAAP financial measures presented should not be considered in isolation from, or as a substitute for, the comparable GAAP financial measure.

We present adjusted EBITDA because we believe it is frequently used by analysts, investors, and other interested parties in the evaluation of our company. ALJ defines segment adjusted EBITDA as segment net income (loss) before depreciation and amortization expense, interest expense, litigation loss, recovery of litigation loss, restructuring and cost reduction initiatives, loan amendment expenses, fair value of warrants issued in connection with loan amendments, stock-based compensation, acquisition-related expenses, gain on disposal of assets, net, income taxes, loss on debt extinguishment, and other non-recurring items. Adjusted EBITDA measures are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Below are reconciliations of our net income (loss), the most directly comparable GAAP measure, to consolidated adjusted EBITDA:

	Three Months Ended December 31,
Amounts in thousands	2021	2020	$ Change
Net loss	$(9,392)	$(2,087)	$(7,305)
Depreciation and amortization	5,430	5,032	398
Interest expense	2,705	2,582	123
Acquisition/disposition-related expense	2,388	—	2,388
Provision for income taxes	396	292	104
Security event expenses	168	—	168
Restructuring and cost reduction initiatives	75	52	23
Stock-based compensation	71	48	23
Loss (gain) on disposal of assets, net	26	(67)	93
Bank fees accreted to term loans	—	300	(300)
Net loss from discontinued operations	—	203	(203)
Loan amendment expenses	—	88	(88)
Consolidated adjusted EBITDA - continuing operations	$1,867	$6,443	$(4,488)

Supplemental Consolidated Financial Information - Segment Net Revenue, Segment Adjusted EBITDA, and Debt

	Three Months Ended December 31,
Amounts in thousands	2021	2020	$ Change	% Change
Segment Net Revenue
Faneuil	$74,779	$85,969	$(11,190)	(13.0%)
Phoenix	28,303	25,168	3,135	12.5%
Total Segment Net Revenue	$103,082	$111,137	$(8,055)	(7.2%)

	Three Months Ended December 31,
Amounts in thousands	2021	2020	$ Change	% Change
Segment Adjusted EBITDA
Faneuil	$(1,816)	$3,637	$(5,453)	(149.9%)
Phoenix	5,121	4,047	1,074	26.5%
Corporate	(1,438)	(1,241)	(197)	(15.9%)
Total Segment Adjusted EBITDA	$1,867	$6,443	$(4,576)	(71.0%)

As of December 31, 2021 and September 30, 2021, consolidated debt and consolidated net debt were comprised of the following (exclusive of deferred financing costs):

	December 31,	September 30,
Amounts in thousands	2021	2021
Term loan payable	$99,126	$100,076
Line of credit	11,525	5,490
Finance leases	910	1,097
Total debt	111,561	106,663

Cash	2,069	2,276
Net debt	$109,492	$104,387

As of December 31, 2021, ALJ was in compliance with all debt covenants.

	Financial Covenants Compliance
	December 31, 2021
	(actual)	(required)
Leverage Ratio	3.79	< 4.50
Fixed Charges Ratio	1.18	> 1.00

________________________________

* As defined by ALJ’s debt agreement.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of (i) Faneuil, Inc., a leading provider of call center services, back office operations, staffing services, and toll collection services to commercial and governmental clients across the United States, and (ii) Phoenix Color Corp., a leading manufacturer of book components, educational materials, and related products producing value-added components, heavily illustrated books, and specialty commercial products using a broad spectrum of materials and decorative technologies.

Forward-Looking Statements

ALJ’s first quarter ended December 31, 2021 earnings release and related communications contain forward-looking statements within the meaning of federal securities laws. Such statements include information regarding our expectations, impact of COVID-19, goals or intentions regarding the future, including but not limited to statements about our financial projections and business growth, our plans to reduce capital expenditures and deleverage our balance sheet, our ability to achieve target adjusted EBITDA margins on customer contracts, the impact of new customer contracts for Faneuil, the impact of new Faneuil contracts on Faneuil’s financial results, and other statements including the words "will" and "expect" and similar expressions.  You should not place undue reliance on these statements, as they involve certain risks and uncertainties, and actual results or performance may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially are discussed in our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission and available through EDGAR on the SEC’s website at www.sec.gov.  All forward-looking statements in this release are made as of the date hereof and we assume no obligation to update any forward-looking statement.

5